MC-367125

Certificate Of Incorporation

*I, **JOY A. RANKINE** Assistant Registrar of Companies of the Cayman Islands DO HEREBY CERTIFY, pursuant to the Companies Law CAP. 22, that all requirements of the said Law in respect of registration were complied with by*

Marquee Raine Acquisition Corp.

an Exempted Company incorporated in the Cayman Islands with Limited Liability with effect from the 16th day of October Two Thousand Twenty

Given under my hand and Seal at George Town in the Island of Grand Cayman this 16th day of October Two Thousand Twenty

REGISTRAR OF COMPANIES
EXEMPTED
CAYMAN ISLANDS

Assistant Registrar of Companies,
Cayman Islands.

Authorisation Code : 567833355801
www.verify.gov.ky
19 October 2020